 Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders

Guaranty Federal Bancshares, Inc.

Springfield, Missouri

We hereby consent to the incorporation by reference in the Registration Statement of Guaranty Federal Bancshares, Inc. on Form S-8 of our report dated March 27, 2015, on our audits of the consolidated financial statements of Guaranty Federal Bancshares, Inc. as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, which report is included in the Form 10-K of Guaranty Federal Bancshares, Inc. We also consent to the references to our firm under the caption “Experts.”

 /s/BKD, LLP

Springfield, Missouri

June 5, 2015